Exhibit 5


 WHITMAN CORPORATION
 3501 Algonquin Road
 Rolling Meadows, Illinois  60008





 May 29, 1998



  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C.  20549

  Re: Whitman Corporation Revised Stock Incentive Plan
        Registration Statement on Form S-8

  Gentlemen:

  This refers to the Registration Statement on Form S-8 (the "Registration Statement"), covering 5,000,000 shares of the Common Stock without par value ("Common Stock"), of Whitman Corporation, a Delaware corporation (the "Company"), issuable pursuant to the Company's Revised Stock Incentive Plan (the "Plan").

  I have examined and am familiar with the Company's Restated Certificate of Incorporation and By-Laws, in each case as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary for the purposes of this opinion.

  Based upon the foregoing, it is my opinion that the shares of Common Stock being registered, when issued and delivered in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

  I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ William B. Moore

                                   William B. Moore
                                   General Counsel